Exhibit 3.1

Form 414 (Revised 09/13) Submit in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 Filing Fee: See instructions This space reserved for office use. Restated Certificate of Formation With New Amendments Entity Information The name of the filing entity is: State the name of the entity as currently shown in the records of the secretary of state. If the amendment changes the name of the entity, state the old name and not the new name. The filing entity is a: (Select the appropriate entity type below.) For-profit Corporation Professional Corporation Nonprofit Corporation Professional Limited Liability Company Cooperative Association Professional Association Limited Liability Company Limited Partnership The file number issued to the filing entity by the secretary of state is: The date of formation of the filing entity is: Statement of Approval Each new amendment has been made in accordance with the provisions of the Texas Business Organizations Code. The amendments to the certificate of formation and the restated certificate of formation have been approved in the manner required by the Code and by the governing documents of the entity. Required Statements The restated certificate of formation, which is attached to this form, accurately states the text of the certificate of formation being restated and each amendment to the certificate of formation being restated that is in effect, and as further amended by the restated certificate of formation. The attached restated certificate of formation does not contain any other change in the certificate of formation being restated except for the information permitted to be omitted by the provisions of the Texas Business Organizations Code applicable to the filing entity. Form 414 6 Life Partners Holdings, Inc. 0800115999 08/16/2002

Effectiveness of Filing (Select either A, B, or C.) A. This document becomes effective when the document is filed by the secretary of state. B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: C. This document takes effect upon the occurrence of the future event or fact, other than the passage of time. The 90th day after the date of signing is: The following event or fact will cause the document to take effect in the manner described below: Execution The undersigned affirms that the person designated as registered agent in the restated certificate of formation has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument. Date: Name of entity (see Execution instructions) Signature of authorized individual (see instructions) Printed or typed name of authorized individual Attach the text of the amended and restated certificate of formation to the completed statement form. Identify the attachment as “Restated Certificate of Formation of [Name of Entity].” Form 414 7 December 12, 2016 H. Thomas Moran II Life Partners Holdings, Inc.

RESTATED

CERTIFICATE OF FORMATION

OF

LIFE PARTNERS HOLDINGS, INC.

ARTICLE I

Name

The filing entity being formed is a corporation, and the name of the entity is Life Partners Holdings, Inc. (the “Corporation”).

ARTICLE II

Registered Agent and Office

The Corporation’s registered agent in the State of Texas is Capitol Corporate Services, Inc., and the business address of the registered agent and the Corporation’s registered office address is 206 E. 9th Street, Suite 1300, Austin, TX 78701.

ARTICLE III

Directors

The number of directors constituting the Corporation’s board of directors is one, and the name and address of the person who is to serve as the director until the next annual meeting of shareholders or until a successor is elected and qualified is as follows:

Name	Address

Eduardo S. Espinosa	1717 Main Street, Suite 4200
Dallas, TX 75201

ARTICLE IV

Authorized Shares

The aggregate number of shares the Corporation is authorized to issue is Eighteen Million, Seven Hundred Fifty Thousand (18,750,000), which will be designated as Common Stock and have a par value of $0.01 per share.

ARTICLE V

Purpose

The purpose for which the Corporation is formed is for the transaction of any and all lawful purposes for which a corporation may be organized under the Texas Business Organizations Code.